Exhibit 10.3


                              ENHANCED SEVERANCE AGREEMENT
                              ----------------------------

                  This Enhanced Severance Agreement (the "Agreement") is
             entered into by and between the Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the "Corporation"), and _________________ ("Executive"), effective ___________, 2000
             (the "Effective Date").


                  WHEREAS, Executive has made, and is expected to continue
             to make, major contributions to the short- and long-term profitability, growth and financial strength of the Corporation;


                  WHEREAS, the Corporation continues to pursue strategies
             that will result in a stronger and more profitable Corporation going forward and may lead to acquisitions, divestitures or other forms of corporate restructuring;


                  WHEREAS, the Corporation previously made available to key
             managers of the Corporation, including Executive, the Enhanced Severance Protection and Change in Control Benefits Program ("Severance Benefits Program"), in order to ensure that such managers have appropriate protection in the event of a "Change in Control" of the Corporation, and to permit them to maintain their focus on key goals related to the Corporation's initiatives;

                  WHEREAS, the Corporation now desires to supercede and
             replace the Severance Benefits Program by entering into separate Enhanced Severance Agreements with certain key managers, including Executive, and Executive also desires to enter into this Agreement and to be bound by the terms thereof:


                  NOW, THEREFORE, the Corporation and Executive agree as
             follows:

                  1.   TERM OF AGREEMENT.  This Agreement shall be
                       -----------------
              effective as of the Effective Date and shall terminate on
             December 31, 2003; provided, however, that if a Change in Control or Potential Change in Control occurs during the initial term of the Agreement, the Agreement shall not end
             (1)prior to the end of the [_____] month period beginning on the later of (a) the date of such Change in Control or (b) the date of a Change in Control which occurs within six (6) months after such Potential Change in Control.

                  2.   DEFINED TERMS.  In addition to terms defined
                       -------------
              elsewhere herein, the following terms have the following
             meanings when used in this Agreement with initial capital letters:

                  (a) "Base Pay" means the Executive s annual base salary rate at a rate not less than his or her annual fixed or base compensation as in effect immediately prior to termination of employment or, if higher, prior to the occurrence of a Change in Control or Potential
             Change in Control, without reduction for contributions to any qualified or non-qualified employee benefit plan or fringe benefit plan.

                  (b) "Cause" means (1) Executive's gross misconduct or fraud in the performance of his employment; (2)
             Executive's conviction or guilty plea with respect to any felony (except for motor vehicle violations);
             or (3) Executive's material breach of any written employment agreement between the Corporation and the Executive, or of the Kaiser Aluminum & Chemical
             Corporation Code of Business Conduct, or continued abandonment of his or her employment with the Corporation, which remains uncorrected, or which recurs, after written notice delivered to Executive of such breach or abandonment and a reasonable opportunity to correct such breach or abandonment.

                  (c)  "Change in Control" means:

                       (1)  The sale, lease, conveyance or other
                       disposition of all or substantially all of the Corporation's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

                       (2)  Any transaction or series of related
                       transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Corporation, except if such Person is (A) a subsidiary of the Corporation, (B) an employee stock ownership plan for employees of the Corporation or (C) a Corporation formed to hold the Corporation's common equity securities and whose shareholders constituted, at the time such Corporation became such holding Corporation, substantially all the shareholders of the Corporation; or

                       (3)  A change in the composition of the
                       Corporation's Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time. All references to the Code shall be deemed also to refer to any successor provisions to such sections.

                  (e) "Disability" means total and permanent disability as a result of bodily injury, disease or mental disorder which results in the Executive's entitlement to long term disability benefits under the Kaiser Aluminum Self-Insured Welfare Plan or the Kaiser Aluminum Salaried Employees Retirement Plan.

                  (f)  "Good Reason" means:

                            (1) Demotion, reduction in title, substantial reduction of position responsibilities, or substantial change in reporting responsibilities or reporting level from the Executive's position immediately prior to a Change in Control or Potential Change in Control, or assignment of duties or responsibilities inconsistent with such position, which remains uncorrected for five (5) days after the Executive provides written notice to the Corporation of such event, or which recurs after previous correction;

                            (2)  Failure by the Corporation to obtain a
                            satisfactory agreement from any successor to assume and agree to perform this Agreement;

                            (3)  Relocation of the Executive's primary
                            office more than fifty (50) miles from the Executive's current office location, without the Executive's written consent; or

                            (4) Reduction, without the Executive's written consent, in his or her level of base compensation (including base salary and fringe benefits) by more than ten percent
                            (10%) or a reduction by more than ten
                            percent (10%) in his or her Short Term
                            Incentive target.

                  (g)  "Potential Change in Control" means:

                            (1) The Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                            (2)  The Corporation publicly announces an
                                 intention to take or to consider
                                 taking actions which, if consummated,
                                 would constitute a Change in Control;
                                 or

                            (3) The Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                  (h)  "Incentive" means an annual or long term bonus,
                        incentive or other payment of compensation, in addition to base pay, made or to be made to Executive in regard to services rendered in any year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Corporation, or any successor thereto, but not including any stock option plan or program.

                  (i) "Significant Restructuring" means the sale or other disposition of one or more business units to which the Executive provide services and therefore causes his or her job to be eliminated.

                  3.   SEVERANCE UPON CHANGE IN CONTROL.  If the Executive's
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             employment is terminated by the Corporation, or
             any successor to the Corporation, or the Executive terminates his or her employment due to Good Reason, within the period beginning ninety (90) days prior to a Change in Control and ending on the third anniversary of such Change in Control, the Executive will be entitled to receive the severance payments and benefits set forth in Section 6 and 7 below; provided, however, that no severance payments shall be made, or continuing benefits provided, under the Agreement, if any of the following apply:

                  (a) The Executive voluntarily resigns or retires from employment other than for Good Reason;

                  (b)  The Executive is terminated for Cause;

                  (c) The Executive s employment terminates as a result of death or Disability; or

                  (d) The Executive declines to sign and return the Release Agreement set forth in Appendix A hereto or revokes such Release Agreement within the time provided therein.
                    2
                  4.   SEVERANCE DUE TO SIGNIFICANT RESTRUCTURING.  If the
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              Executive's employment is terminated by the Corporation due to Significant Restructuring, outside of the period beginning ninety (90) days prior to a Change in Control and ending on the third anniversary of such Change in Control, the Executive will be entitled to receive the severance payments and benefits set forth in Sections 6 and 7 below; provided, however, that no severance payments shall be made, or continuing benefits provided, under the Agreement, if any of the following apply:

                  (a) An event described in Section 3(a), (b), (c) or (d) applies; or

                  (b) The Corporation offers the Executive suitable employment in a substantially similar capacity as determined in accordance with Personnel Policy Committee Guidelines and at his or her current level of Base Pay and Short Term Incentive, regardless of whether the Executive accepts or rejects such employment.
                    3
                  5.   OTHER SEVERANCE. If the Executive's employment is
                  ----------------
              terminated by the Corporation other than at a time, or for a reason, described in Section 3 or 4 above, the Executive will be entitled to receive the severance payments and benefits set forth in Sections 6 and 7 below; provided, however, that no severance payments shall be made, or continuing benefits provided, under the Agreement, if any of the following apply:

                  (a) The Executive voluntarily resigns or retires from employment;

                  (b) An event described in Section 3(b), (c) or (d) applies; or

                  (c) The Corporation offers the Executive suitable employment as determined in accordance with Personnel Policy Committee Guidelines, and the Executive rejects such employment.

                  6.   AMOUNT OF SEVERANCE PAYMENTS.  If the Executive's
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              employment terminates as described in Section 3, 4 or 5
             above, and he or she becomes entitled to severance benefits under this Agreement, the Corporation, or any successor to the Corporation, shall pay to the Executive the following amounts in a single sum cash payment:
                              4
                  (a) [_____] times the sum of the Executive's Base Pay and most recent Short Term Incentive target; and

                  (b) Prorated short and long term Incentive programs in effect for the year in which the Executive's termination of employment occurs, determined by multiplying the Executive's short term Incentive target for the full current year by a fraction, the numerator of which is the number of days from January 1 until the Executive's termination of employment and the denominator of which is 365 and by multiplying the Executive's long term Incentive target for the current long term period by a fraction, the numerator of which is the number of days from the inception of the long term program until the Executive's termination of employment and the denominator of which is 1,095. Notwithstanding the foregoing, if the Executive is terminated on December 31 of any year, he or she will participate in the actual Incentive programs for the year, based on applicable performance measure(s), and no proration shall apply.

                  7.   CONTINUATION OF BENEFITS. If the Executive's
                  ------------------------
             employment terminates as described in Section 3, 4 or 5 above, and he or she becomes entitled to severance benefits under this Agreement, the Corporation, or any successor to the Corporation, shall provide to the Executive continuation:

                  (a) of his or her coverage under all medical, dental, life and accidental death and dismemberment benefits, as if the Executive had continued in employment with the Corporation uninterrupted for up to thirty six (36) months. The Executive must continue to pay monthly medical and life insurance contributions (if any) for this coverage to remain in effect. Notwithstanding the foregoing, coverage under any cafeteria plan, health care reimbursement account, dependent care spending account, long term disability plan or qualified retirement plan will cease. The Corporation may require the health benefit continuation period required under the Congressional Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to run concurrently with the benefit continuation period hereunder.
                     5
                  (b) of all other existing perquisites, including, without limitation, the continuation of his or her company car benefit, for the period of thirty six
                       (36) months, with the exception of gas
                       reimbursement. The company reserves the right to offer a reasonable cash buy-out of the company car benefit.

                  8.   GROSS-UP FOR TAX PAYMENTS.  If any payment or
                       -------------------------
    distribution by the Corporation or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable under this Agreement or under any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered contingent on a change in ownership or control of the Corporation, within the meaning of Section 280G of the Code, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment. Notwithstanding the foregoing, if no Excise Tax would apply if the aggregate Payments were reduced by five percent (5%), then the aggregate Payments shall be reduced by the amount necessary to avoid application of the Excise Tax, in such manner as the Executive shall direct, and no Gross-Up Payment will be made. The following provisions shall apply in determining whether a Gross-Up Payment shall apply:

             (a) Unless the Corporation and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by nationally recognized independent public accountants, whose determination shall be conclusive and binding upon Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 8, the Accounting
             Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Corporation shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated hereunder. The Accounting Firm shall be required to provide its determination within sixty (60) days after the date of the Executive s termination, and the Corporation shall be responsible for any income tax, penalty or interest liability incurred as a result of delay by the Accounting Firm.

             (b) If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish the Corporation and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his or her federal, state or local income or other tax return. If the Accounting Firm determines that an Excise Tax will (or would, but for reduction in the Payment) be payable by Executive, it will, at the same time as it makes such determination, furnish the Corporation and Executive the detailed basis for such opinion. The Corporation will make the Gross-Up payment within five (5) business days thereafter.

             (c) If the federal, state and local income or other tax returns filed by Executive are consistent with the determination of the Accounting Firm under paragraph (b) above, and the Internal Revenue Service or any other taxing authority asserts a claim or notice of deficiency (referred to in this Section 8 as a "claim") against the Executive that, if successful, would require the payment by the Corporation of a Gross-Up Payment, the following shall apply. Executive will not pay such claim prior to the earlier of (1) the expiration of the thirty (30) calendar day period following the date on which he or she gives such notice to the Corporation and (2) the date that any payment of amount with respect to such claim is due. If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                       (i) Provide the Corporation with any written records or documents in his or her possession relating to such claim reasonably requested by the Corporation;

                       (ii) Take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the
                  Corporation;

                       (iii) Cooperate with the Corporation in good faith in order effectively to contest such claim, which may include the payment of an amount advanced by the Corporation and assertion of a claim for refund; and

                       (iv) Permit the Corporation to participate in any proceedings relating to such claim;

                       provided, however, that the Corporation will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and any such payments. If the Corporation directs Executive to pay the tax claimed, or otherwise fails to contest the claim as described above, the Corporation will immediately pay to Executive the amount of the required deficiency payment, including any Excise Tax or income tax, and interest and penalties with respect thereto.

                  9.   NONCOMPETITION; NONSOLICITATION.  For the one year
                       -------------------------------
             period following the termination of employment with the Corporation, the Executive agrees that he will not, without the prior written consent of the Corporation, which shall not unreasonably be withheld, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of five percent (5%) or less in the equity of any corporation whose stock is traded on a public stock exchange), or in any other capacity:

                       (a) except in the event where termination results from a change in control, provide services, advice or assistance to any business, person or entity which competes with the Corporation directly, as a primary focus of its business, in the United States or in any other location in which the Corporation operates, in the manufacture, sale or delivery of any materials, products or services which constitute more than twenty percent (20%) of the Corporation's revenues in the prior twelve month period; or

                       (b) intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with the Corporation, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship.

             By entering into this Agreement, the Executive acknowledges that these prohibitions are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect the Corporation's good will, proprietary information and business interests.

                  10.  CONFIDENTIALITY.  The Executive shall keep secret
                       ---------------
             and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding the Corporation which is (a) not available to the general public, and/or (b) not generally known outside the Corporation, to which the Executive has or will have had access at any time during the course of his or her employment by the Corporation, including, without limitation, any information relating to: the Corporation's business or operations; its plans, strategies, prospects or objectives; its products, technology, Intellectual Property described in
             Section 15, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures. However, this provision shall not preclude the Executive from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, provided that the Executive immediately notifies the Corporation of such request in order to provide the Corporation an opportunity to object to such request in the appropriate forum and to obtain a ruling on such objection.

                  11.  COOPERATION.  Upon termination of employment for any
                       -----------
              reason, Executive shall fully cooperate with the Corporation in all matters relating to the winding up of his or her pending work on behalf of the Corporation and the orderly transfer of any such pending work to other employees of the Corporation as may be designated by the Corporation.

                  12.  ENFORCEMENT.  Any claim arising out of or relating
                       -----------
              to this Agreement or the Executive's employment with the
             Corporation or the termination thereof, other than an action for injunctive relief as provided below, shall be resolved by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") to be held in Houston, Texas, under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Corporation shall promptly pay all costs and expenses, including without limitation reasonable attorneys fees, incurred by the Executive or his beneficiaries in resolving any claim hereunder in which the Executive or his beneficiaries shall prevail. In all other cases the parties shall bear their own costs and expenses, except that the Executive shall pay all costs and expenses, including, without limitation, reasonable attorney's fees incurred by the Corporation in resolving such claim if the arbitrator(s) determine such claim to have been brought by the Executive (a) in bad faith or (b) without any reasonable basis. Notwithstanding the foregoing, the parties agree that any breach of Section 9 or 10 above is likely to cause irreparable injury to the Corporation and that damages for any breach of Section 9, 10 or 15 are difficult to calculate. Therefore, upon breach of Section 9, 10 or 15 hereof, the Corporation shall, at its election, be entitled to injunctive and other equitable relief from a court or such other relief or remedies, including damages, to which it may be entitled, and shall not be required to submit the matter to arbitration.

                  13.  RETURN OF PROPERTY.  Upon termination of your
                       -------------------
              employment for any reason, you will return to the Corporation all property belonging to it, including without limitation, computer equipment, computer programs, cellular telephones, beepers or other property belonging to the Corporation, and documents, property and data of any nature and in any form, including electronic or magnetic form, reflecting any confidential information described in Section 10 above.

                  14.  DISPARAGEMENT.  The Executive agrees not to make any

                       --------------
              derogatory, unfavorable, negative or disparaging statements concerning the Corporation and its affiliates, officers, directors, managers, employees or agents, or its and their business affairs or performance. This provision shall not be construed to limit the Executive's ability to give non-malicious and truthful testimony should you be subpoenaed to do so by competent authority having jurisdiction.

                  15.  INTELLECTUAL PROPERTY.  For purposes of this Section
                       ---------------------
              15, the term "Intellectual Property"  means all inventions, creations, trade secrets, patents (utility or design) and other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, plan or strategy concerning the business or interests of the Corporation that the Executive conceives, develops or delivers to the Corporation, in whole or in part, at any time during his or her employment with the Corporation, including without limitation, all copyrights, inventions, discoveries and improvements, trademarks, designs and all other intellectual property rights. All such Intellectual Property shall be considered work made for hire by the Executive and owned by the Corporation. The Executive agrees to perform, upon the request of the Corporation, during or after his or her employment, such acts as may be necessary or desirable to transfer, perfect and defend the Corporation's ownership and any resulting registrations of the Intellectual Property.

                  16.  MISCELLANEOUS.
                       --------------

                       (a)  Waiver.  Neither party shall, by mere lapse of
                            ------
                             time, without giving notice or taking other
                       action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

                       (b)  Severability.  If for any reason a court of
                            ------------
                             competent jurisdiction or arbitrator finds any
                       provision of this Agreement to be
                       unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

                       (c)  No Mitigation. Executive shall have no duty to
                            -------------
                             mitigate the Corporation's obligation with
                       respect to the termination payments set forth herein by seeking other employment following termination of his or her employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The Corporation's obligations to make any payments hereunder shall not terminate in the event Executive accepts other full time employment.

                       (d)  Notices.  All notices and other communications
                            -------
                             required or permitted to be given under this
                       Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of the Corporation at its principal corporate address, and to Executive at his most recent address shown on the Corporation's corporate records, or at any other address which he may specify in any appropriate notice to the Corporation.

                       (e)  Counterparts. This Agreement may be executed in
                            ------------
                             any number of counterparts, each of which
                       shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

                       (f)  Entire Agreement.  The parties hereto
                            ----------------
                             acknowledge that each has read this Agreement,
                       understands it, and agrees to be bound by its terms. The parties further agree that this Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

                       (g)  Governing Law.  This Agreement shall be
                            -------------
                             governed by the law of the State of Texas.

                       (h)  Assignment and Successors.  This Agreement will
                            -------------------------
                             be binding upon and inure to the benefit of
                       the Corporation and any successor to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Corporation" for the purposes of this Agreement), but will not otherwise be assignable or delegable by the Corporation. The Corporation will require any such successor, by agreement in form and substance identical hereto, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement will inure to the benefit of and be enforceable by, if then applicable, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but shall not otherwise be assignable the Executive, whether by pledge, creation of a security interest or otherwise.

                       (i)  No Employment Rights.  Nothing expressed or
                            --------------------
                             implied in this Agreement will create any
                       right or duty on the part of the Corporation or Executive to have Executive remain in the employment of the Corporation prior to or following a Change in Control.

                       (j)  Withholding.  Any payments provided for
                            -----------
                             hereunder shall be paid net of any applicable
                       withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

                       (k)  Amendment.  This Agreement may not be amended

                            ----------
                             other than by written agreement of the
                       Corporation and the Executive.

                  17.  IMPACT ON OTHER AGREEMENTS.  This Agreement
                       --------------------------
              supercedes and replaces the Severance Benefits Program.
             Severance payments under this Agreement shall be in lieu of any severance or other termination payments provided under any other agreement between the Executive and the Corporation; provided, however, that if any provision of this Agreement conflicts with a provision of a written employment agreement between the Executive and the Corporation, the provision more favorable to the Executive shall govern.

                  IN WITNESS WHEREOF, the parties have executed this
             Agreement on the date first above written.


                                      Kaiser Aluminum & Chemical Corporation





                                 By:
                                       _____________________, Executive



                                 By:






                                                                    ANNEX A
                                                                    -------

                                   FORM OF RELEASE
                                   ---------------

                  WHEREAS, _________________ ("Executive") has previously
             entered into an Enhanced Severance Agreement (the "Agreement") by and between the Executive and the Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the
             "Corporation'), effective October __, 2000 (the "Effective Date"); and

                  WHEREAS, Executive's employment with the Corporation has
             terminated under circumstances in which enhanced severance benefits may be paid to the Executive provided that he execute and return this release of claims to the Corporation; and

                  WHEREAS, Executive desires to sign and be bound by this
             Release in order to obtain certain benefits under the
             Agreement:

                  NOW THEREFORE, Executive agrees as follows:

                  1. This Release is effective as of the date of termination of the Executive's employment with the Corporation and will continue in effect as provided herein.

                  2. In consideration of the payments to be made to Executive pursuant to the Agreement, which Executive acknowledges are in addition to payments to which Executive would be entitled to receive absent the Agreement, Executive, for himself or herself and his or her dependents, successors, assigns, heirs, executors and administrators (and his or her and their legal representatives of every kind), hereby releases and forever discharges the Corporation, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, "Kaiser") from any and all arbitrations, claims, including claims for attorney s fees and charges, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any of the following:

                       (a) any and all claims of discrimination, including without limitation claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act; and

                       (b) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

             The foregoing release does not apply to rights under the Agreement or any employee benefit plan of Kaiser.

                  3. Executive understands and acknowledges that Kaiser does not admit any violation of law, liability or contravention of any of his or her rights and that any such violation, laibility or contravention is expressly denied. The consideration provided for this Release is is made for the purpose of settling and extinguishing all claims and rights ( and every other similar or dissimilar matter) that Executive ever had or now may have against Kaiser to the extent provided in Paragraph 2 of this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by Kaiser other than as appear in the Agreement.

                  4.   Executive further agrees and acknowledges that:

                       (a) The release provided for herein releases claims and rights to the extent provided in Paragraph
                       2 of the Release up to and including the date of this Release;

                       (b) He or she has been advised by Kaiser to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his or her choice, fully understands the terms of this Release and enters into this Release freely, voluntarily and intending to be bound;

                       (c) He or she has had a period of not less than twenty-one (21) calendar days to review and consider the terms of this Release prior to its execution; and

                       (d) He or she may, within seven (7) calendar days after execution, revoke this Release.
                       Revocation will be made by delivering a written notice of revocation to the Chief Legal Officer of Kaiser. For such revocation to be effective, written notice must be actually received by Kaiser no later than the close of business on the seventh calendar day after Executive executes this Release. If Executive exercises his or her right to revoke this Release, all of the terms and conditions of the Release will be of no force and effect and Kaiser will not have any obligation to make payments or provide benefits to Executive as set forth in the Agreement.

                       5. Executive agrees that he or she will never file a lawsuit or other complaint asserting any claim that is released in Paragraph 2 of this Release.

                       6. Executive waives and releases any claim that he or she has or may have to reemployment.


                       IN WITNESS WHEREOF, Executive has duly executed and delivered this Release on the date set forth below.





                                  Kaiser Aluminum & Chemical Corporation

                                 By:



                                     _____________________, Executive

                                 By:


             ----------
             1. For Executives who are named executive officers , as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, and for certain other executive officers, the period is thirty-six (36) months. For other Executives who are not "named executive officers", the period is twenty-four (24) months or twelve (12) months.

             2. Section 4 will be included in Agreements with Executives who are "named executive officers" and with certain other executive officers.

             3. Section 5 will be included in Agreements with Executives who are "named executive officers" and with certain other executive officers.

             4. For Executives who are "named executive officers" and for certain other executive officers, the multiplier is three (3). For other Executives who are not "named executive officers", the multiplier is two (2) or one (1).

             5. Section 7(b) will be included in Agreements with Executives who are "named executive officers" and with certain other executive officers.